Exhibit 10.3
Prologis Clear Lease
Simplify your lease. Simplify your business.

THIS LEASE is made between Landlord and Tenant as of the Effective Date below.

1.General Defined Terms.

a) Effective Date:	July 17, 2020
b) Landlord:	ProLogis Texas II (2) LLC, a Delaware limited liability company
c) Landlord Notice Address:	Prologis 2021 McKinney Avenue Suite 1050 Dallas, Texas 75201		With copy to:	Prologis Attn. General Counsel 1800 Wazee Street Suite 500 Denver, CO 80202
d) Tenant:	Priority Fulfillment Services, Inc., a Delaware corporation
e) Tenant Notice Address:	Priority Fulfillment Services, Inc. 505 Millennium Drive Allen, TX 75013		With copy to:	Same Attn: General Counsel
f) Premises:	That portion of the Building containing approximately 57,400 rentable square feet as shown on Exhibit A.
g) Building:	Freeport Corp Ctr 4 9250 N. Royal Lane Irving, TX 75063
h) Project:	Freeport Corp Ctr 4. The term "Project Areas" as used hereinafter shall mean the areas of the Project that serve the Premises or are adjacent to the Premises.
i) Tenant’s Proportionate Share of Taxes:	50.00%
j) Lease Term:	Beginning on the Commencement Date and ending on the day which is 64 full calendar months following the Commencement Date (the “Expiration Date”).
k) Commencement Date:	The later of (a) 08/15/2020, or (b) Substantial Completion of the Initial Improvements stated on Exhibit C-1 and C-3.
l) Monthly Base Rent:		Period		Monthly Base Rent
	Month 1	through	Month 4	*USD$31,091.67
	Month 5	through	Month 13	USD$31,091.67
	Month 14	through	Month 25	USD$32,024.42
	Month 26	through	Month 37	USD$32,985.15
	Month 38	through	Month 49	USD$33,974.70
	Month 50	through	Month 61	USD$34,993.94
	Month 62	through	Month 64	USD$36,043.76
*Monthly Base Rent is abated during this period. Monthly FOE and Taxes will be due as provided in the Lease during this period.
m) Monthly Fixed Operating Expenses (“Monthly FOE”):	Operating Expenses:		USD$4,964.14
	Capital Repairs/Replacements:		USD$717.50
	Total Monthly FOE:		USD$5,681.64
n) Annual FOE Increase:	2.40%
o) Monthly Taxes (Initial Estimate):	USD$6,314.00
p) Security Deposit:	USD$49,000.00 in the form of Cash
q) Landlord Broker:	NAI Robert Lynn
r) Tenant Broker:	Jones Lang Lasalle Americas, Inc.
s) Exhibits:	Exhibit A - Site Plan Exhibit B - Project Rules and Regulations Exhibit C - Construction (Turnkey) Exhibit D - One Renewal Option at Market

2.Granting Clause. In consideration for performance of Tenant’s obligations under this Lease, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises for the Lease Term, subject to the provisions of this Lease. Tenant represents and warrants to Landlord that the individual executing this Lease on behalf of Tenant is authorized to do so, and Tenant has taken all necessary actions for this Lease to be binding and enforceable.

3.Acceptance of Premises. Subject to the Initial Improvement listed on Exhibit C-1 being delivered in the Required Condition as provided herein, Tenant accepts the Premises in its “as-is” condition as of the Commencement Date. Tenant waives any implied warranty that the Premises is suitable for Tenant's intended purposes. Within 10 days after the Initial Improvements listed on Exhibit C-1 and C-2 are completed in the Required Condition and at the request of the Landord, Tenant shall execute and deliver to Landlord a certificate stating the Commencement Date of the Lease. Occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease except for the payment of Monthly Base Rent, Monthly FOE, and Monthly Taxes. As used herein, the “Required Condition” shall mean the Initial Improvements (as defined in Exhibit C-1 and C-2) are Substantially Complete (as defined in Exhibit C), with all building systems (including, without limitation, electrical, water, plumbing, HVAC, loading doors, dock equipment, roof, and other mechanical systems) in good working order, free of any latent defects of which Landlord has knowledge and in compliance with all Legal Requirements, including, without limitation, the Americans With Disabilities Act. Landlord represents and warrants, that as of the Commencement Date the Premises’ building systems (including, without limitation HVAC, electrical, plumbing, loading doors, dock equipment, roof and other mechanical systems) are in good working order and Landlord warrants such systems for a period of three (3) months after the Commencement Date; provided, however, that such warranty shall not be effective for any maintenance, repairs or replacements necessitated due to the misuse of, or damages caused by, Tenant, its employees, contractors, agents, subtenants, or invitees. Without limiting Landlord’s maintenance obligations hereunder, in the event of a breach of the foregoing warranty or if the Premises are otherwise not in the Required Condition, Landlord shall promptly repair the same. Landlord shall also seek and avail itself of all equipment and material warranties related to Landlord’s construction, and shall enforce all such warranties against suppliers, manufacturers, and dealers in order to cure any deficiencies which arise during such warranty period without expense to Tenant.

Subject to the vacation of the Premises by the existing tenant, if any, Landlord shall allow Tenant access to the Premises upon vacation of the Premises by the existing tenant, if any, for purposes of preparing the Premises for the commencement of Tenant’s normal business operations, subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Premises (“Early Occupancy”). During such Early Occupancy period prior to the Commencement Date, Tenant shall be bound by its obligations under the Lease, including the obligation to provide evidence of insurance, but shall not be obligated to pay the Monthly Base Rent payable by Tenant to Landlord as set forth in the Lease.

4.Use. The Premises shall be used only for the purpose of general industrial/warehouse and distribution, light assembly, administrative offices, and other legally permitted uses incidental thereto, including receiving, storing, shipping, subassembly, kitting, and selling (but specifically excluding retail selling) products, and for such other incidental lawful uses. Tenant shall not conduct any public sale at the Premises, use the Premises as a place of public accommodation under the Americans With Disabilities Act or any other Legal Requirements, or permit any nuisance at the Premises. Tenant shall have the right to park operable vehicles and trailers overnight at the truck loading docks and designated truck and trailer parking areas for the Premises and operate automobiles in the designated automobile parking area. Tenant shall not permit any outside storage (other than as expressly permitted under this Lease), Tenant shall use the Premises in compliance with all federal, state, and local laws, orders, judgments, ordinances, regulations, codes, permits, licenses, covenants, and restrictions now or hereafter applicable to the Premises (collectively, "Legal Requirements"). Landlord represents and warrants that, as of the Commencement Date, no written notice has been received by Landlord of non-compliance with any Legal Requirements in connection with the Premises.  In the event that Landlord receives notice that the Premises is not in compliance with applicable Legal Requirements  existing as of the Commencement Date, or which come into effect after the Commencement Date, and such non-compliance is not related to Tenant’s specific use of the Premises or Tenant-Made Alterations to the Premises performed by Tenant, Landlord shall make such modifications as may be required by order or directive of applicable governmental authority in order to bring the Premises into compliance with such applicable Legal Requirements without cost or expense to Tenant. Tenant shall, at its expense, make any alterations or modifications to the Premises or Project Areas that are required by Legal Requirements due to Tenant's specific use (as opposed to general industrial/warehouse use) or occupation of the Premises.

5.Monthly Base Rent and Monthly FOE. Upon execution of this Lease, Tenant shall pay to Landlord the first payment of Monthly Base Rent, Monthly Taxes, and Monthly FOE payable under the Lease, and thereafter Tenant shall pay all such payments in advance, without demand, no later than the first day of each calendar month following the Commencement Date (prorated for any fractional calendar month).. Tenant shall make all payments to Landlord (or to such other party or at such location as Landlord may from time to time specify in writing) by Electronic Fund Transfer or Automated Clearing House. Tenant’s payment obligations and Landlord’s obligations under this Lease are independent obligations. Tenant shall not abate, reduce, or set-off any amounts payable except as may be expressly provided in this Lease. Without limiting Landlord’s other rights and remedies, if Tenant is delinquent in any payment due for more than 5 business days, Tenant shall pay to Landlord on demand as a late charge (and not as a penalty) an amount equal to five percent (5%) of the delinquent sum. Tenant shall not be obligated to pay the late charge until Landlord has given Tenant five (5) business days written notice of the delinquent payment (which may be given at any time during the delinquency); provided, however, that such notice shall not be required more than twice in any 12-month period.

The Monthly FOE payable by Tenant shall be Tenant’s reimbursement for Landlord’s costs with respect to insurance premiums as provided in Section 9, Landlord's repair and maintenance obligations as provided in Section 10, and the property management fee. Effective on each annual anniversary of the Commencement Date (or, if the first annual anniversary occurs on a date other than the first day of a calendar month, then on the first day of the immediately subsequent calendar month and on each annual anniversary date thereafter), the Monthly FOE shall be automatically increased by the percentage set forth as the Annual FOE Increase.

6.Security Deposit. Tenant shall pay Landlord the Security Deposit upon execution of this Lease as security for the performance of Tenant's obligations. The Security Deposit is not an advance rental deposit, or a measure of Landlord's damages arising from an Event of Default (as hereinafter defined). Upon any Event of Default beyond any and all applicable cure periods and upon notice to Tenant as to the details of such default, Landlord may use the Security Deposit to satisfy Tenant’s obligations under this Lease, without prejudice to any other remedy provided herein or by law. Tenant shall pay Landlord, no later than 30 days from demand, an amount that will restore the Security Deposit to the amount required under this Lease. Landlord's obligation with respect to the Security Deposit is that of a debtor, not a trustee. The Security Deposit shall be the property of Landlord, and any remaining amount of the Security Deposit shall be paid to Tenant no later than 30 days after Tenant's obligations under this Lease have been fulfilled. Landlord shall not be required to keep the Security Deposit separate from its general accounts, and no interest shall accrue thereon.

7.Utilities. Tenant shall pay the utility provider directly for all separately metered or contracted utilities serving the Premises, along with any taxes, penalties, or surcharges related thereto. Water and sewer services are included in the Monthly FOE, and Tenant agrees to use commercially reasonable efforts to limit use of water and sewer to amounts consistent with normal restroom, break room, and office use, subject to its compliance with Legal Requirements. Notwithstanding the foregoing, provided that such utilities are priced at, or below, local utility provider rates, Landlord may elect to deliver gas and electric utility services to Tenant directly, or through an intermediary, including Landlord holding the utility accounts, and Tenant shall reimburse Landlord for Tenant’s consumption no later than thirty (30) days from receipt of demand. In the event Tenant’s use of water and sewer services materially exceeds the foregoing, Landlord may separately meter the water and sewer services, at Tenant’s expense, and may require Tenant to pay the service provider directly. Landlord shall have no liability to Tenant with respect to any interruptions or failures of utilities.

Notwithstanding anything contained herein to the contrary, in the event that such interruption or cessation of utilities results from Landlord’s negligent or willful act or omission, and continues beyond five (5) consecutive business days from the date of such interruption or cessation, then, provided Tenant has delivered Landlord with prompt notice of such interruption, the rent under this Lease will abate, commencing on the sixth (6th) consecutive business day the Premises remain untenantable, and continuing until the date on which the utilities are restored and the Premises are again tenantable.  No abatement of rentals as hereinabove described will apply in the event such interruption of utilities is the result of Tenant's alterations to the Premises, or any negligent act or omission of Tenant, its agents, employees or contractors, or any cause other than the negligent or willful act or omission of Landlord or its employees, agents or contractors.

8.Taxes. Subject to reimbursement as provided below, Landlord shall pay all taxes (including the Texas Margins Tax), assessments, governmental charges, fees or payments to a governmental authority in lieu of taxes, and fees payable to tax consultants and attorneys for consultation and contesting taxes that accrue during the Lease Term against the tax parcel on which the Premises is located (collectively, "Taxes"). In addition, Taxes shall include all capital levies, or other taxes assessed upon the rent payable to Landlord under this Lease, and any franchise tax, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based upon such rent, or the value of the Premises and/or the Project Areas; provided, however, in no event shall Tenant be liable for any income taxes imposed on Landlord unless such income taxes are in substitution for any Taxes. If any tax is levied or assessed directly against Tenant, or results from any Tenant-Made Alterations (defined below), property, contents, or fixtures placed in the Premises by Tenant, then Tenant shall pay such tax directly to the taxing authority, even if levied or assessed against Landlord.

Along with each payment of Monthly Base Rent under this Lease, Tenant shall pay Landlord one-twelfth (1/12) of Tenant's Proportionate Share of Taxes as estimated by Landlord from time to time. Tenant shall be responsible only for Tenant’s Proportionate Share of actual Taxes in any calendar year; and any difference between Tenant’s estimated payments and Tennant’s Proportionate Share of actual Taxes will be reconciled annually by either: (a) Tenant paying Landlord, or (b)

Landlord paying Tenant, such amounts to true-up the differences, each within thirty (30) days after such determination. Tenant's Proportionate Share may be as adjusted by Landlord for future changes in the physical size of the Premises, Building, or Project. The Monthly Taxes is an estimate only, actual Taxes may vary.

9.Insurance. During the Lease Term, Landlord, at its cost and expense but subject to such cost and expenses being included within the Monthly FOE, shall maintain all risk property insurance covering the replacement of the Building and commercial general liability insurance on the Project. Landlord’s insurance may be included in a blanket policy or captive insurance program. Tenant will not use the Premises in any manner that would void Landlord's insurance.

During the Lease Term, Tenant shall maintain the following insurance policies at Tenant’s expense and without limiting Tenant’s liability under this Lease: (a) commercial general liability, on an occurrence basis, having a minimum limit of $2,000,000 per occurrence naming Landlord, Prologis, Inc., and its property manager as additional insureds; (b) all-risk property covering the full replacement cost of all property and improvements placed in the Premises by, or on behalf of, Tenant; (c) workers’ compensation as required by the applicable state statute which shall include a waiver of subrogation in favor of Landlord Parties; (d) employers liability of not less than $1,000,000, and (v) business automobile liability having a combined single limit of not less than $2,000,000 per occurrence insuring Tenant against liability arising out of the ownership, maintenance, or use of any owned, hired or non-owned vehicles. Tenant’s insurance shall provide primary and non-contributory coverage to Landlord Parties with respect to Tenant’s indemnity obligations under this Lease. Tenant’s insurance requirements may be satisfied by a combination of primary and excess policy limits or an umbrella policy. Tenant shall provide Landlord with certificates of such insurance prior to Tenant taking possession of the Premises, and thereafter prior to the expiration of the insurance coverage, or 30 days following Tenant’s receipt of Landlord’s request.

The all-risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation in connection with any insured loss by the insurers and all rights based upon an assignment from its insured, against Landlord, or its agents, employees, contractors, or property manager (collectively the “Landlord Parties”), or Tenant, its agents, employees, contractors, subtenants, assigns, or invitees (collectively the “Tenant Parties”). No Landlord Parties or Tenant Parties shall be liable to any other, for any loss coverable by all risk property insurance, and each party waives claims against the Landlord Parties and Tenant Parties (as applicable) for such loss, except to the extent resulting from the gross negligence or willful misconduct of Landlord or Tenant, as applicable, or their respective agents, representatives, employees, contractors or consultants. Notwithstanding anything contained herein to the contrary, Tenant shall be responsible for all contents, owned or unowned, places in the Premises by, or on behalf of, Tenant. The failure of either party to insure its property shall not void this waiver. The Landlord Parties and Tenant Parties waive any claims against the other for business interruption loss from any cause whatsoever, including damage caused in whole or in part, directly or indirectly, by the negligent acts of the other party. Notwithstanding the foregoing, with respect to any damage to the Project caused by Tenant Parties, Tenant shall pay Landlord’s all-risk property insurance deductible, not to exceed $25,000 per occurrence, within thirty (30) days following demand.

10.Landlord's Repairs and Maintenance. Landlord shall, at its cost and expense but subject to such cost and expenses being included within the Monthly FOE, maintain, repair, and replace as reasonably necessary to keep in good working order the following elements of the Project which serve the Building: (a) structural elements of the Building, (b) roof (including roof membrane and replacement or resealing, as reasonably necessary in light of age and condition), (c) exterior walls (including painting as reasonably necessary and consistent with industry practices, structural soundness and any necessary surface repairs), (d) parking areas (including snow removal to the extent consistent with market practice), driveways, landscaping, (e) exterior lighting, (f) Building fire sprinkler system, (g) plumbing, water and sewer lines (excluding any Tenant specialized plumbing), (h) water heater, (i) restroom and breakroom fixtures existing as of the Commencement Date, (j) office area ceiling tiles, (k) windows, (l) demising wall, (m) ventilation, and air conditioning units serving the office area of the Premises (the “Office HVAC”), (m) exterior louvers and ventilation fans for standard warehouse air changes, heating and evaporative cooler systems serving the warehouse area of the Premises (the “Warehouse Systems”), (n) load bearing interior walls, (o) structural slab (except for caulking of the floor and damage caused by Tenant) and foundation, (p) the below slab water and sewer lines, and all building systems owned or controlled by Landlord and not exclusively serving the Premises (for any period where Tenant is occupying less than the entire Building), each excluding reasonable wear and tear, and damages caused by Tenant Parties which are not coverable by insurance. Landlord shall also complete a bi-annual preventative maintenance service of all dock doors, dock levelers, and dock bumpers. Landlord’s obligations for repair and replacements under this Lease shall expressly exclude any damage resulting from the misuse or damage by Tenant Parties, and, subject to Sections 9 and 15, Tenant shall reimburse Landlord no later than thirty (30) days from demand the cost of any repair or replacement resulting from damage or misuse by Tenant Parties. In addition, Landlord, at Landlord’s expense, shall provide snow removal, slurry, restriping and sweeping of the parking lot and paved areas of the Project in a manner consistent with owners of similar buildings and projects in the market where the Building is located (but in all events Landlord shall reslurry and restripe the parking lot and paved areas of the Premises not less frequently than once every three (3) years), annual backflow testing and repairs and exterior window cleaning. Tenant shall promptly give Landlord written notice of any repair required by Landlord. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations in the performance of any work required to be performed under this Section 11, including, without limitation, coordinating the scheduling of such work with Tenant. If Landlord fails to commence and diligently proceed to completion its maintenance obligations hereunder constituting a Landlord Default (as defined in Section 24), then Tenant may use its remedies as set forth in Section 24 hereunder in resolution of the same.

11.Tenant's Repairs. Subject to Landlord's obligations in Section 10, and subject to Sections 9 and 15 and ordinary use, wear and tear excepted, Tenant, at its expense, shall maintain, repair, and replace to the same working order all areas, improvements and systems exclusively serving the Premises including non-structural floor slab, doors, and Tenant HVAC and related components as such was delivered to Tenant and Tenant shall have no obligation to improve the Premises above and beyond the “as is” condition. “Tenant HVAC” means HVAC systems installed by Tenant, specialty HVAC equipment (including IT room HVAC), and warehouse air conditioning systems (other than the Warehouse Systems) including temperature-controlled product systems. In addition, Tenant, at Tenant’s expense, shall repair and replace in good working order the dock doors, dock levelers, and dock bumpers serving the Premises, ordinary use, wear and tear excepted from the condition as of the Commencement Date. If Tenant fails to begin to perform any Tenant maintenance, repair, or replacement required under this Lease within 30 days from demand (and thereafter diligently and in good faith perform such item to completion), Landlord may perform such work and Tenant shall reimburse Landlord for such costs within 30 days after demand along with a 5% administrative fee.

12.Tenant-Made Alterations and Trade Fixtures. Tenant shall have the right to make alterations, additions, or improvements to the Premises ("Tenant-Made Alterations"), which are interior, do not impact the structure of the Building, and the cost of which does not exceed $25,000 in each instance, without Landlord's consent; provided Tenant provides Landlord with a written notice of such Tenant-Made Alterations containing sufficient and complete information regarding such Tenant-Made Alterations.  All other Tenant-Made Alterations shall require Landlord’s prior written consent, and approval of the plans, not to be unreasonably withheld, delayed or conditioned provided such alteration does not impact the structure of the Building, modify the exterior of the Building, or modify the utility or mechanical systems of the Project. Upon Tenant’s request, Landlord shall at the time of consent for such Tenant-Made Alterations inform Tenant whether Landlord agrees that such Tenant-Made Alternations shall not be required to be removed upon surrender or expiration of the Lease. Tenant shall be responsible to ensure that all Tenant-Made Alterations comply with Legal Requirements and are constructed in a good and workmanlike manner by reputable contractors. Tenant shall provide Landlord with the names of all contractors performing work or supplying materials prior to beginning construction, and Landlord may post notices of non-responsibility at the Premises. Tenant shall cause its contractor completing Tenant-Made Alterations to provide certificates of insurance for worker's compensation, including a waiver of subrogation in favor of Landlord Parties, and commercial general liability in an amount equal to $2,000,000, including a provision of additional insured status for Landlord Parties. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors and subcontractors which provided services for the Tenant-Made Alterations. Upon surrender of the Premises, Tenant shall remove only Tenant-Made Alterations and any improvements constructed by Tenant, that Landlord has not otherwise provided consent for such to remain in place. Should Tenant be required remove any Tenant-Made Alterations, Tenant shall repair any damage resulting from such removal. Upon Tenant's written request, Landlord shall provide Tenant a list of Tenant-Made Alterations Landlord will shall allow to remain upon the Expiration Date.

Without Landlord’s approval, Tenant may erect shelves, racking, machinery and trade fixtures in the Premises (collectively "Trade Fixtures"), provided such items: (a) do not overload the slab, (b) may be removed without damaging the slab or the Premises, and (c) comply with all Legal Requirements. Upon Lease termination, Tenant, at its expense, shall remove its Trade Fixtures and repair any damage to the Premises caused from such removal.

13.Signs. Tenant must obtain Landlord’s written consent for any exterior signage. Upon the Lease termination, Tenant, at its expense, shall remove all such signage and repair, paint, and/or replace any damaged building facia surfaces. Tenant, at its expense, shall comply with all Legal Requirements pertaining to such items. Notwithstanding the foregoing, Tenant shall have the right to install signage on the exterior wall of the Building at its sole cost and expense and subject to Landlord’s approval of the design, size and location of such signage and provided such signage is in accordance with Legal Requirements which approval shall not be unreasonably withheld, conditioned or delayed.

14.Parking. Tenant may park operable vehicles in areas of the Project designated for non-reserved parking and may park operable vehicles and trailers overnight at the docks and designated truck and trailer parking areas for the Premises. Tenant shall not park vehicles or trailers in a manner that causes interference with the access to the parking lots and truck courts at the Project. Landlord may allocate parking spaces among Tenant and other tenants if Landlord reasonably determines such allocation is beneficial to the Project. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

15.Restoration. If at any time during the Lease Term the Premises is damaged by fire or other casualty event (the “Casualty Damage”), within 45 days after such event, Landlord shall notify Tenant of its reasonable estimate for restoration time (the "Restoration Notice"). If the restoration time is estimated to exceed 4 months from the date of such casualty, either Landlord or Tenant may elect to terminate this Lease upon delivery of written notice to the other party no later than 30 days after delivery of the Restoration Notice. If neither party elects to terminate this Lease, or if Landlord estimates that restoration will take less than 4 months from the date of such casualty, then Landlord shall, subject to receipt of insurance proceeds, restore the Premises, excluding any Tenant-Made Alterations and Trade Fixtures. Notwithstanding the foregoing, either party may terminate this Lease if the Casualty Damage occurred during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Commencing on the date of the Casualty Damage, Monthly Base Rent, Monthly Taxes, and the Monthly FOE shall be abated from the date of Casualty Damage through the period of repair and restoration in the proportion of the Premises, if any, which is not usable by Tenant. Notwithstanding the terms and conditions of this Section, if the Premises are not restored by Landlord on, or prior to, the date which is the later of 6 months of the date of the casualty event (subject to Force Majeure and Tenant-caused delays) or the date Landlord estimated completion of the restoration as described above (subject to Force Majeure and Tenant-caused delays), Tenant may terminate the Lease upon thirty (30) days written notice to Landlord; provided, however, if Landlord completes the restoration in said thirty (30) day notice period, Tenant's notice of termination shall be null and void and this Lease shall continue in full force and effect.

16.Condemnation. If the Premises or any part thereof is permanently taken by right of eminent domain, or by a purchase in lieu thereof (each a "Taking" or "Taken"), then upon written notice by Landlord this Lease shall terminate and Monthly Base Rent, Monthly FOE, and Monthly Taxes shall be apportioned as of the date of the Taking. In the event (i) more than twelve percent (12%) of the Premises is involved in a Taking as described in this Section 16, or (ii) more than twelve percent (12%) of the parking spaces for the Building are Taken and not replaced by Landlord with other parking spaces in the Project proximate to the Building, and in either case the Taking, in Tenant's reasonable judgment, would materially interfere with or impair Tenant's operations at the Premises, then in any such event Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord within thirty (30) days of such Taking. If part of the Premises is Taken, then this Lease shall be terminated with respect to the portion so Taken and Base Rent and Monthly FOE shall be proportionately reduced. In the event of a Taking, Landlord shall be entitled to receive the entire purchase price or award from a Taking, and Tenant shall assign to Landlord Tenant's interest, if any, in such purchase price or award. Without diminishing Landlord's purchase price or award, Tenant shall have the right to make a separate claim against the Taking authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant.

17.Assignment and Subletting. Tenant shall not assign this Lease, sublease the Premises, or mortgage or pledge its leasehold interest in this Lease without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except as provided below, and any attempt to assign the Lease otherwise shall be an immediate Event of Default. In determining whether to grant its consent which shall not be unreasonably withheld, conditioned or delayed, Landlord may consider whether the intended use of the Premises would adversely impact the use or operations of other tenants at the Project or impair Landlord’s ability to lease other space in Project. Tenant shall provide Landlord the proposed assignee or sublessee’s name, a description of its business, its financial information, and such other information as Landlord may reasonably request. Any approved assignment or sublease shall be expressly subject to: (a) the terms and conditions of this Lease, and (b) revocable if there is an uncured Event of Default, either at the time of notice or as of the effective date of the assignment or sublease. In an Event of Default, Landlord may collect rent from any occupant of the Premises apply the amount collected to the next due installment of rent under this Lease. Notwithstanding the foregoing to the contrary, provided no uncured default has occurred under this Lease, and subject to the provisions herein, Tenant may, without Landlord’s prior written consent, assign this Lease to any entity into which Tenant is merged or consolidated, or to any entity to which substantially all of Tenant’s assets are transferred, provided the following conditions are met:  (x) such merger, consolidation, or transfer of assets is not principally for the purpose of transferring Tenant's leasehold estate, (y) such merger, consolidation, or transfer of assets does not adversely affect the legal existence of the Tenant hereunder, and (z) such merger, consolidation, or transfer of assets of Tenant does not reduce the tangible net worth of Tenant after giving effect to such transfer (“Permitted Transfer”).  Tenant hereby agrees to give Landlord written notice thirty (30) days prior to such merger, consolidation, or transfer of assets along with any documentation reasonably requested by Landlord related to the required conditions as provided above. For purposes of this Section, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless the interests are publicly traded. Notwithstanding the above, without Landlord’s consent, but with prior written notice to Landlord, Tenant may assign this Lease, or sublet the Premises to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a "Tenant Affiliate"). This Lease shall be binding upon Tenant’s successors and assigns. Upon Landlord's receipt of Tenant's written notice of a desire to assign this Lease, or sublet the Premises (other than to a Tenant Affiliate), Landlord may terminate this Lease with respect to the area of the Premise described in Tenant's notice by giving written notice to Tenant within 30 days of Landlord’s receipt of such request. Tenant may withdraw its notice to sublease or assign by notifying Landlord within 10 days after Landlord has given Tenant notice of such termination, in which case the Lease shall not terminate but shall continue.

Notwithstanding any assignment or subletting (or any Landlord consent thereto), Tenant and any guarantor of Tenant's obligations shall remain liable for all of Tenant’s obligations under this Lease. In the event that the Base Rent due by a sublessee exceeds the Monthly Base Rent payable under this Lease, then Tenant shall pay to Landlord 50% of such excess net of any costs, concessions, abatements or other requirements resulting from the sublease of the Premises (such as brokerage fees and/or leasing commissions incurred, costs of removing and storing property or changing the Premises to accommodate the sublessee) within 30 days following receipt.

18.Indemnification. Tenant agrees to indemnify, defend, and hold harmless, Landlord Parties from and against all incurred losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from third party claims for personal injuries, or damage, theft, or loss of property occurring at the Project which arises from: (a) the use and occupancy of the Premises by Tenant Parties, or (b) any other act or omission of Tenant Parties, except for the negligence or willful misconduct of Landlord Parties. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Section.

19.Inspection, Data, and Access. Landlord and its agents, representatives, lenders, investors, prospective buyers, consultants, and contractors may enter the Premises at reasonable times to inspect the Premises for any reasonable business purpose, and during the last year of the Lease Term, to show the Premises to prospective tenants; provided that, Tenant shall have the right, but not the obligation, to have a representative present at any such entry into the Premises. Landlord will use commercially reasonable efforts not to interfere with Tenant’s use of, access to or occupancy of the Premises, and Landlord shall not enter the Premises for the purposes stated in this Section without providing reasonable prior telephonic and electronic mail notice to the e-mail address of Tenant’s General Manager of the Premises that Tenant provides to Landlord (not less than two business days in advance of such entry, except in the event of an emergency and repair, in which event Landlord shall provide as much prior notice as is possible) at reasonable times during normal business hours. Landlord may grant easements, make public dedications, designate or modify common areas, and create restrictions affecting the Project (collectively, “Encumbrances”), provided that Encumbrances do not materially interfere with Tenant's access, authorized use or occupancy of the Premises or increase Tenant’s obligations or reduce Tenant’s rights hereunder. Tenant agrees to execute any reasonable instruments as may be necessary for such Encumbrances.
20.Quiet Enjoyment. Absent any uncured Event of Default, Tenant shall have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

21.Surrender. Upon the Lease termination, or the termination of Tenant's possession of the Premises, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear, casualty loss and condemnation excepted, and remove all Trade Fixtures, Tenant-Made Alterations and property, unless otherwise agreed in writing by Landlord. Tenant shall remove, or cut below the slab surface, all racking bolts, and repair cracks, spalling, and racking bolt damage with mm-80 (or equivalent) epoxy or polymer to match concrete color and finished smooth with slab surface. All floor striping (including paint or tape) shall be removed with no residual staining or other indication that such striping or taping existed. Any such items not removed shall be deemed abandoned. In the event Tenant fails to comply with either (a) or (b) above, Landlord may complete such work, and Tenant shall reimburse Landlord for the costs incurred thereof no later than thirty (30) days following receipt of demand. Any outstanding Tenant obligations under this Lease shall survive the termination of the Lease Term.

22.Holding Over. Possession of the Premises by Tenant after the termination of this Lease, shall be subject to immediate termination by Landlord, and all terms of this Lease shall be applicable during such holdover period except (a) any expansion, renewal, or similar option shall be null and void, and (b) Monthly Base Rent for the holdover period shall be 150% of the Monthly Base Rent in effect immediately prior to the holdover period. In addition, if Tenant continues to holdover after receipt of notice from the Landlord providing thirty (30) days’ prior written notice (including prior to the expiry of the Lease) that Landlord has another tenant under contract to lease the Premises, Tenant shall be liable for all damages incurred by Landlord as a result of the holdover. Holdover shall not extend the Lease Term, and this Section shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Section, “possession of the Premises” shall continue until Landlord has legal control over the Premises, all keys have been delivered, and Tenant has surrendered the Premises with all personal property of Tenant removed.

23.Events of Default. Each of the following shall be an event of default ("Event of Default") by Tenant:

a)Tenant shall fail to pay any installment of Base Rent, Taxes, Monthly Fixed Operating Expenses, or any other payment required herein when due, and such failure shall continue for a period of 5 business days after written notice from Landlord is given to Tenant in accordance with the provisions of this Lease that such payment was due;

provided, however, that Landlord shall not be obligated to provide written notice of such failure more than 2 times in any 12-month period.
b)Tenant or any guarantor: (i) makes an assignment for the benefit of creditors; (ii) commences any action to have an order for relief entered on its behalf as a debtor, or to adjudicate it as bankrupt, or insolvent, or seek reorganization, liquidation, or dissolution of it, or its debts, or seek an appointment of a receiver, trustee, custodian or similar official for it, or its property (collectively a "Proceeding for Relief"); (iii) becomes subject to an involuntary Proceeding for Relief which is not dismissed within 60 days of filing; or (iv) is dissolved or otherwise fails to maintain its legal existence.
c)Failure to maintain any insurance required by this Lease, or to timely deliver any certificate of insurance after five (5) business days’ notice from Landlord of such failure to deliver such certificate (provided that no lapse of coverage shall be permitted to occur).
d)Failure to comply with any other provision of this Lease for more than 30 days after Landlord has given Tenant written notice, except as otherwise provided in this Lease (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry, detainer or similar action for possession of the Premises); provided that in the event such matter cannot be cured within such 30 day period, Tenant shall have such additional time as is reasonably necessary to cure the same provided that Tenant commences to cure within such 30-day period and thereafter diligently prosecutes the same to completion.
e)The occurrence of any Event of Default otherwise specifically set forth in this Lease.

24.Landlord's Remedies. For so long as any Event of Default continues (provided that no Event of Default shall occur until the expiration of any applicable cure period set forth in Section 23, above), Landlord may at any time elect to: (a) terminate this Lease, (b) terminate Tenant's right of possession of the Premises (but Tenant shall remain liable as hereinafter provided), and/or (c) pursue any other remedies at law or in equity. Upon the termination of this Lease, or termination of Tenant's right of possession, Landlord may, without formal demand or notice except as required by Legal Requirements, re-enter the Premises by any action or proceeding authorized by law, and remove Tenant, and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place, or remove and store, all property at the Premises at Tenant’s expense. The term “immediate Event of Default” as issued in this Lease shall mean Tenant has no cure period, and Landlord may immediately pursue all of its remedies.

If Landlord terminates this Lease for an Event of Default as provided in this Section 24, Landlord may recover from Tenant the sum of: (a) all Monthly Base Rent, Monthly Taxes, Monthly FOE, and all other amounts payable by Tenant which have accrued as of the date of termination; (b) the value of the Monthly Base Rent for any periods of abated Monthly Base Rent; (c) the reasonable cost of reletting the Premises, including the unamortized reasonable and customary brokerage fees and/or leasing commissions incurred by Landlord, costs of removing and storing property, repairing or altering the Premises back to the same condition as of the Commencement Date under this Lease with normal wear and tear excepted; (d) all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and (e) the excess of the then present value of the Monthly Base Rent, Monthly Taxes, Monthly FOE, and other amounts payable by Tenant under this Lease applicable to the period following the termination of this Lease through the Expiration Date, over the present value of any amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises during such period, taking into consideration the availability of acceptable tenants consistent with Landlord’s leasing criteria and other market conditions. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of the termination. To the extent the Landlord relets the Premises for any of the unexpired Term of the Lease through the Expiration Date, Landlord shall reduce the sums due from Tenant under this paragraph by the amounts received from reletting the Premises.

If Landlord terminates Tenant's right to possession (but not this Lease) without terminating the Lease after an Event of Default as provided in this Section 24, Landlord shall use commercially reasonable efforts to relet the Premises without thereby releasing Tenant from any liability hereunder and without demand ; provided, however, (a) Landlord shall diligently seek an alternative tenant, (b) Landlord shall, in good faith, accept any tenant proposed by Tenant whose intended use of the Premises is generally consistent with the Use set forth in Section 4 hereof, (c) Landlord shall have the right to lease any other space controlled by Landlord first with respect to any prospective tenant other than one proposed by Tenant. Landlord shall have the right to make repairs, changes, alterations, or additions to the Premises to return the Premises back to the same condition as of the Commencement Date under this Lease, with normal wear and tear excepted. If the Premises is not relet, then Tenant shall pay to Landlord, as damages, a sum equal to: (1) the Monthly Base Rent, Monthly FOE, and Monthly Taxes payable by Tenant for such period that the Premises has not been relet, plus the reasonable cost incurred to recover possession of the Premises (including reasonable attorneys' fees and court costs); (2) any Monthly Base Rent, Monthly Taxes, Monthly FOE, and other amounts accrued and unpaid at the time of repossession; and (3) the reasonable costs incurred by Landlord’s efforts to relet the Premises. If the Premises is relet, and the total rent and reasonable expenses payable by such replacement tenant (after first deducting any unpaid amounts payable by Tenant which accrued under this Lease, the reasonable cost of recovering possession of the Premises, the reasonable costs of repairs and alterations to the Premises completed by Landlord on Tenant’s behalf, and leasing commissions) is not sufficient to satisfy the total rent and expenses payable by Tenant under this Lease, then Tenant shall within thirty (30) days after Tenant’s receipt of written demand pay any such deficiency to Landlord. Notwithstanding any reletting without termination, Landlord may elect to terminate this Lease for a previous Event of Default at any time upon written notice. To the extent the Landlord relets the Premises for any of the remaining Term of the Lease through the Expiration Date or termination date, Landlord shall reduce the sums due from Tenant under this paragraph by the amounts received from reletting the Premises

Landlord’s exercise of any remedies shall not be deemed an acceptance of surrender of the Premises and/or a termination of this Lease, other than Landlord’s election to terminate the Lease. A party’s failure to enforce its rights under this Lease strictly in accordance the terms hereof shall not modify this Lease or create a custom contrary to the specific provisions of this Lease. Tenant and Landlord further agree that forbearance or waiver by a party to enforce its rights pursuant to this Lease, or at law or in equity, shall not waive its rights or remedies in connection with any subsequent Event of Default or breach. No waiver by Landlord of any Lease provision shall be effective unless in writing and signed by Landlord, even if Landlord accepts Tenant’s payments with knowledge of Tenant’s breach of the Lease. In the event Landlord exercises self-help, or lock-out, remedies as provided by law Tenant waives all claims against Landlord for business loss, business interruption, or any other damages resulting from Landlord's self-help or lock-out. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings.

25.Tenant's Remedies/Limitation of Liability. Landlord shall be in default of this Lease if Landlord fails to perform any of its obligations under this Lease within 30 days after written notice from Tenant specifying such failure (unless performance will, due to the nature of the obligation or circumstances, require more than 30 days, then after a period of time reasonably necessary to cure such default (a “Landlord Default”), Tenant may pursue any and all legal and equitable remedies at law which it is entitled without waiver of the same.

In the event of a Landlord Default or an emergency (being defined as an imminent threat of personal injury to Tenant's employees or material damage to Tenant's equipment or other property at the Premises), Tenant shall have the right to take such action as is reasonable and necessary to (a) perform such repair or maintenance or other obligation of Landlord to cure such Landlord Default, and (b) make such temporary, emergency repairs to the plumbing, ventilation, and HVAC for the Premises, the roof, foundation, floors and exterior walls of the building of which the Premises are a part, or the roof membrane, skylights, roof vents, drains and downspouts of the Project, and the exterior and under slab utility systems for the Project, to prevent (i) such material damage to the equipment or property of Tenant situated in the Premises, (ii) such personal injury to Tenant's employees and (iii) disruption or interruption to Tenant’s operations and business, provided Tenant has no reasonable alternative and has notified or attempted in good faith to notify Landlord's representative of such emergency by telephone (with subsequent written notice as soon as practicable). The provisions of this paragraph do not constitute an authorization by Landlord for Tenant to enter the premises of any other tenant of the Project, and Tenant has not been designated as Landlord's agent for the purposes of any such entry. Landlord shall reimburse Tenant for the reasonable costs incurred (with weight given to the nature and extent of the emergency and passage of time) by Tenant in making such emergency repairs to the Premises, as applicable, up to (but not to exceed) $50,000.00 with respect to each such occurrence, within thirty (30) days after submission by Tenant to Landlord of an invoice therefore, accompanied by reasonable supporting documentation for the costs so incurred.

In the event Landlord fails or refuses to cure a Landlord Default or reimburse Tenant for such costs as set forth in this Section within such thirty (30) day period and Tenant brings an action for recovery from Landlord as provided for in this Lease and this Section, then Tenant shall be entitled to recover, in addition to the amount of such costs, interest on such amounts from the date incurred by Tenant until recovered from Landlord, at the the highest rate permitted by applicable law, and the reasonable attorneys’ fees and other costs of court incurred by Tenant in pursuing such action.

The term "Landlord" shall mean only the then-current owner of the Premises, and in the event of an assignment of the Lease, the assignor shall be released and discharged from all obligations of Landlord under this Lease, and such obligations shall be binding during the Lease Term upon each new assignee for the duration of such owner's ownership. Any liability of Landlord shall be limited solely to its interest in the Building, and in no event shall any personal liability or recourse to any other property or assets of Landlord be asserted against Landlord.

26.Subordination. Tenant's interest and rights under this Lease shall automatically be subject and subordinate to any lien of an existing or future mortgage or any ground lease to which the Premises is subject, and all amendments, modifications, assignments and extensions thereof. Tenant agrees, at the election and after notice of the holder of any mortgage, or lessor under any ground lease, to execute, acknowledge and deliver such instruments to confirm such subordination and attornment. Any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant. The term "mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances. Any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust. Notwithstanding the preceding provisions of this Paragraph, this Lease and Tenant's interest in the Premises shall not be subordinate to any future mortgage or deed of trust on the Building, and Tenant shall not be obligated to execute an instrument subordinating this Lease or Tenant's interest in the Premises to any future mortgage or deed of trust on the Building, unless concurrently with such subordination the holder of such mortgage or deed of trust agrees in such instrument of subordination not to disturb Tenant's possession of the Premises (so long as no default exists under the Lease) in the event such holder acquires title to the Premises through foreclosure, deed in lieu of foreclosure or otherwise.

27.Mechanic's Liens. Tenant shall not allow any lien or encumbrance of any kind to be placed upon the Building as a result of services or materials provided to the Building at any Tenant Parties’ request. Tenant shall save and hold Landlord harmless from all loss, cost or expense based on or arising out of claims or liens asserted against the Building as a result of the acts or omissions of Tenant Parties. Tenant shall give Landlord immediate written notice of any lien or encumbrance placed against the Building and shall use commercially reasonable efforts to cause the lien or encumbrance to be discharged, or bonded over, in a manner satisfactory to Landlord, within 20 days after Tenant’s receipt of actual notice of the filing or recording thereof or such failure shall be deemed an immediate Event of Default.

28.Estoppel Certificates. Upon review and agreement as to the contents, Tenant agrees to execute and deliver to Landlord, or Landlord’s designee, within 10 days after Tenant’s receipt of Landlord’s written request an estoppel certificate containing customary provisions. Tenant's failure to timely deliver an estoppel certificate shall constitute an Event of Default if not cured within 10 days’ of notice of such continuing default.

29.Environmental Requirements. Tenant shall not allow any party to introduce, transport, store, use, generate, manufacture, or dispose of any Hazardous Material at the Project without Landlord's prior written consent except for Hazardous Materials contained in: (a) products used by Tenant in de minimis quantities for ordinary cleaning and office purposes; (b) forklift propane tanks, and (c) products stored by Tenant on behalf of its clients in the Health and Beauty industry, including without limitation perfume, fragrances, and nail polish (so long as such products are stored by Tenant in their original, sealed, and unopened containers), Tenant shall not allow any party to introduce, transport, store, use, generate, manufacture, or dispose of any Hazardous Material at the Project without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant, at its sole cost and expense, shall: (v) cause its operations at the Project to comply strictly with all Environmental Requirements, including all reporting obligations imposed by applicable Environmental Requirements in the capacity as “operator” of Tenant’s “facility” and the “owner” (as such terms are used in applicable Environmental Requirements) of all Hazardous Materials brought onto the Project by Tenant Parties, and the wastes, by-products, or residues generated, resulting, or produced therefrom, or extracted from the Project; (w) following written request from Landlord, promptly inform and provide copies of any documentation relating in any way to Hazardous Materials at the Project which Tenant receives or sends; (x) promptly and diligently remediate in a manner satisfactory to Landlord’s reasonable requirements, any Hazardous Materials released on, or from, the Project by Tenant Parties; (y) promptly notify Landlord in writing of any spill, release, discharge, or disposal of any Hazardous Material in, on, or under the Project; and (z) following written request from Landlord, promptly complete and deliver any disclosure or certification reasonably requested by Landlord concerning Tenant Parties’ transportation, storage, use, generation, manufacture or release of Hazardous Materials in, on, or about the Project. Tenant shall be strictly liable to Landlord for Tenant Parties’ transportation, storage, use, generation, manufacturing, disposal, or release of Hazardous Materials at the Project without regard to the fault or negligence of any other party. Notwithstanding any notice and cure periods provided herein, Tenant shall promptly commence and diligently pursue its remediation obligations in accordance with this Section. The term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions, including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means any substance, material, waste, pollutant, or contaminant regulated by any Environmental Requirements, asbestos, radioactive materials, and petroleum (including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixtures of natural gas and such synthetic gas).

Tenant shall have no liability to Landlord as to Hazardous Materials on the Project which arose prior to Tenant’s initial possession of the Premises, or during the Lease Term which were caused or permitted by any party other than Tenant, or Tenant Parties, or for Tenant’s disturbance of known existing Hazardous Materials.

Tenant shall indemnify, defend, and hold Landlord Parties harmless from and against any and all losses, claims, demands, actions, suits, damages, costs and expenses (including reasonable attorney fees, punitive damages, and any reduction in the value of the Project) which are brought or recoverable against, or suffered or incurred by Landlord as a result of: (a) any release of Hazardous Materials on, or from, the Project by Tenant Parties, or (b) Tenant Parties’, breach of, or noncompliance with, this Section, regardless of whether Tenant had knowledge of such noncompliance. Tenant’s obligations under this Section shall survive the Expiration Date or earlier termination of this Lease.

If Landlord’s inspection pursuant to Section 19 reveals noncompliance by Tenant, Tenant shall promptly reimburse Landlord for the reasonable cost of such inspection and testing. Landlord's receipt of a ‘clean’ environmental assessment shall in no way release Tenant from its obligations under this Section or constitute a waiver by Landlord of its rights and remedies herein.

Landlord represents to Tenant that as of the Effective Date Landlord has not received any unresolved written notice of a violation of Environmental Requirements with respect to the Building.

30.Rules and Regulations. Tenant shall comply with all rules and regulations reasonably established by Landlord covering use of the Project provided that the same are not enforced in a discriminatory manner. The current rules and regulations are attached hereto as Exhibit B, which may be supplemented from time to time. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

31.Force Majeure. Neither Landlord nor Tenant shall be responsible for delays in the performance of its obligations hereunder caused by labor disputes, acts of God, pandemics, inability to obtain labor or materials, governmental restrictions or regulations or delay in issuance of permits, enemy or hostile governmental action, civil commotion, casualty, and other causes beyond the reasonable control of Landlord or Tenant, as the case may be (collectively, "Force Majeure"); provided Force Majeure shall not apply to monetary obligations.

32.Entire Agreement. This Lease constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof. Any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may only be amended in writing signed by both parties.

33.Severability. If any clause of this Lease is deemed to be illegal, invalid or unenforceable under present or future laws, then it is the intention of the parties that such clause be replaced with a valid clause of similar meaning and that the remainder of this Lease shall not be affected.

34.Brokers. Each party represents and warrants to the other that it has not dealt with any broker or agent in connection with this transaction, other than Landlord Broker and Tenant Broker, if any, set forth in Section 1 of this Lease. Each party agrees to defend, indemnify and hold the other harmless from and against any claims by any other broker or agent claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Lease.

35.Miscellaneous.
a)TIME IS OF THE ESSENCE as to the performance of Tenant's and Landlord’s obligations under this Lease.
b)Any payments or charges due from Tenant to Landlord shall be considered additional rent for all purposes of this Lease.
c)All Lease notices shall be in writing and sent to the applicable party as set forth in Section 1 by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or hand delivery. Either party may, upon written notice, change its notice address(es). Notice shall be deemed given upon delivery or refusal of delivery except where otherwise provided herein.
d)Where approval or consent is required of either Landlord or Tenant, such approval or consent shall not be unreasonably withheld, conditioned or delayed except as otherwise provided herein, or as otherwise required by law.
e)At Landlord's request, Tenant shall furnish Landlord with true and complete copies of its most recent financial statements, unless publicly available.
f)Neither this Lease, nor a memorandum of lease, shall be recorded by Tenant.

g)The laws of the state in which the Project is located shall govern the construction and interpretation of this Lease, without regards to any principles of conflicts of laws. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments to this Lease.
h)Landlord’s submission of this Lease shall not constitute an option to lease the Premises, nor be binding or confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties.
i)The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope, intent, or any provision of this Lease, or in any way affect the interpretation of this Lease.
j)All exhibits and addenda attached hereto are incorporated into, and made a part of, this Lease. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.
k)Any amount not paid by Tenant within 5 days after the due date as provided in Section 23 and any applicable cure period, shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 8 percent per year.
l)In the event either party initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs. The phrase “prevailing party” includes a party who substantially receives the relief desired whether by dismissal, summary judgment, or otherwise.
m)Landlord shall have the right, without Tenant’s consent, to place an energy technology installation, such as a solar system, on the roof of the Building, or otherwise at the Project, or to enter into a lease allowing a third party the right to do so; provided the energy technology system does not adversely impact Tenant’s use and occupancy of the Premises, or subject Tenant to any additional costs or expenses or other material obligations. Tenant waives all rights to any environmental attributes or incentives resulting from an energy technology installation, other than a corresponding reduction in cost and expenses for utilities under the Lease. Tenant hereby waives all rights to, and agrees and acknowledges that Landlord shall retain the exclusive right to the use of the exterior of the Building and Project for any signage purposes, virtual or otherwise except as provided otherwise in this Lease. Landlord may request, and Tenant shall deliver to Landlord, data regarding Tenant’s utility usage at the Premises as required by law or to provide, maintain, improve, and keep in good working order the Project. Tenant can satisfy this requirement by either: (a) providing written consent for Landlord to obtain the information directly from the utility company, or (b) providing the data to Landlord in an electronic format.
n)This Lease may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one and the same agreement. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, PDF and/or other electronic image file format shall constitute and have the same force and effect as the original signature of the party. Following execution, a PDF (or similar image file format) of this entire agreement (whether signed electronically or in ink) shall be considered to be the original agreement for all purposes.
o)The term “days” shall mean calendar days unless otherwise specified, and the term “including” shall mean ‘including, but not limited to’.
p)Landlord and Tenant each represents to the other that:
(i)neither it, nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those parties names on the OFAC’s Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 signed on September 23, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and
(ii)its activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act, or the regulations or orders promulgated thereunder (as amended from time to time).

36. Waiver Of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (IN CONTRACT, TORT, OR OTHERWISE), BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT:	LANDLORD:

Priority Fulfillment Services, Inc.	PROLOGIS TEXAS II (2) LLC
a Delaware corporation	a Delaware limited liability company

By: Authorized Person

By: /s/ Zach Thomann	By: /s/ Mitch Pruitt

Name: /OPPN1Zach Thomann	Name: Mitch Pruitt

Title: /OPPT1Executive VP and General Manager, PFS	Title: VP-Leasing of Prologis, Inc., a Maryland corporation